Exhibit 99.1
Press Release Dated July 22, 2008

NEWS RELEASE
July 22, 2008

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $4.9 million or $.67 per share for the quarter ended June 30, 2008 compared to $4.4 million or $.59 per share for the quarter ended March 31, 2008 and $4.9 million or $.62 per share for the quarter ended June 30, 2007. Net income for the six months ended June 30, 2008 was $9.3 million or $1.26 per share compared to $9.5 million or $1.21 per share for the same six months a year earlier.

Nonperforming assets were $35.2 million at June 30, 2008 compared to $37.4 million at March 31, 2008. This represents a decrease of $2.2 million or 5.8% in the linked quarters. Nonperforming loans, primarily nonaccrual loans, accounted for $5.9 million of the lower nonperforming assets in the comparison. Other real estate owned, which consists of properties acquired through foreclosure, is up $3.8 million in the linked quarter comparison.

Second Quarter 2008 Compared to First Quarter 2008

▪
The $.08 or 13.6% increase in per share earnings in the second quarter of 2008 compared to the first quarter of 2008 is heavily impacted by a $596 thousand or 4.0% increase in net interest income combined with a $619 thousand lower provision for loan losses.

▪	The increase in net interest income was driven by lower interest expense of $1.6 million or 10.4%, mainly attributed to a $1.2 million or 10.9% decline in interest expense on deposits.
▪	The lower provision for loan losses in the current quarter was positively impacted by an $828 thousand recovery of a previously charged-off credit initiated during 2001.
▪	Noninterest income declined $196 thousand or 3.1% due mainly to lower securities gains of $152 thousand.
▪	Noninterest expenses were unchanged at $14.4 million.
▪	Income tax expense increased $483 thousand or 37.6% due to an increase in taxable sources of income. The effective income tax rate increased 382 basis points to 26.5%.

Second Quarter 2008 Compared to Second Quarter 2007

▪	Net income for the second quarter of 2008 was unchanged at $4.9 million compared to the same quarter a year earlier.
▪
The $.05 or 8.1% increase in per share earnings in the comparison is the result of the Company’s purchase of 559 thousand of its outstanding shares through a tender offer during the third quarter of 2007, which significantly reduced the weighted average number of shares outstanding.

▪	Net interest income increased $501 thousand or 3.4% mainly as a result of the Company’s leverage transaction that occurred during the fourth quarter of 2007.
▪	The provision for loan losses increased $153 thousand or 46.4% due to higher nonperforming loans in the comparable periods.
▪
Income tax expense was up $360 thousand or 25.6% due mainly to an increase in taxable sources of income and, to a lesser extent, lower tax credits. The effective income tax rate increased 424 basis points to 26.5%.

Six-month Comparison

▪
The $.05 or 4.1% increase in per share earnings for the six-month period ended June 30, 2008 compared to the same period for 2007 is due mainly to the impact of the Company’s tender offer. Net income declined $246 thousand or 2.6%, but was more than offset by the 559 thousand decrease in the number of shares outstanding from the tender offer.

▪	Net interest income increased $1.2 million, driven by the Company’s leverage transaction that occurred during the fourth quarter of 2007.

Farmers Capital Bank Corporation   *   Page 1 of 3

▪
The provision for loan losses jumped $1.8 million as overall economic conditions continue to stress certain segments of the Company’s lending portfolio, particularly real estate development and related industries. The increase in the provision for loan losses is magnified by the $166 thousand negative provision recorded in the prior year.

▪	Noninterest income increased $803 thousand or 6.8% driven by securities gains of $580 thousand.
▪	Noninterest expenses were relatively unchanged at $28.8 million.
▪
Income tax expense increased $334 thousand or 12.3% due mainly to an increase in taxable sources of income and, to a lesser extent, lower tax credits. The effective income tax rate increased 255 basis points to 24.8%.

Balance Sheet Highlights

▪
Total assets were $2.1 billion at June 30, 2008, a decrease of $36.0 million or 1.7% compared to March 31, 2008. The decrease in assets are primarily related to $48.2 million lower cash and equivalents, mainly federal funds sold, that  correlate to lower deposit balances of $27.5 million. The banking environment continues to be challenging. Lower deposit balances are related to economic and competitive pressures that have negatively impacted certain deposit sources in the current quarter.

▪	Net loans grew $14.3 million or 1.1% compared to the linked quarter as the Company takes a more measured and cautious approach to loan growth in the near term.
▪
The decrease in investment securities and shareholders equity in the linked quarters was driven by a general decline in fair value of the Company’s available for sale investment securities. Net unrealized losses (gross of tax) on available for sale investment securities were $2.7 million at June 30, 2008 compared to a net unrealized gain of $7.3 million at March 31, 2008. Market value declines have not been included in income since they are identified as temporary. All investments in the Company’s portfolio are currently performing.

▪
Nonperforming loans were $24.0 million at June 30, 2008. This represents a decrease of $5.9 million or 19.8% from the linked quarter-end and an increase of $2.9 million or 13.8% compared to year-end 2007.

▪
The allowance for loan losses was 1.15% of net loans outstanding at June 30, 2008 compared to 1.13% and 1.10% at March 31, 2008 and December 31, 2007, respectively. Net charge-offs for the current quarter were $73 thousand, a decrease of $689 thousand compared to the first quarter of 2008. The decrease in net charge-offs is attributed primarily to an $828 thousand recovery of a previously charged-off credit initiated during 2001.

During the first half of 2008, the Company made multiple purchases of preferred stock of U.S. government-sponsored agencies totaling $15.4 million that had an unrealized loss of $706 thousand or 4.6% at June 30, 2008. Subsequent to June 30, the market value of these investments declined sharply before trending back in a higher direction. No impairment charge has been taken on these investments. The Company is monitoring these investments with a high degree of scrutiny and will take appropriate actions, including impairment write-downs, in future quarters as necessary.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 2 of 3

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest income	$ 29,037	$ 30,035	$ 28,511	$ 59,072	$ 55,913
Interest expense	13,686	15,280	13,661	28,966	26,968
Net interest income	15,351	14,755	14,850	30,106	28,945
Provision for loan losses	483	1,102	330	1,585	(166)
Net interest income after provision for loan losses	14,868	13,653	14,520	28,521	29,111
Noninterest income	6,191	6,387	6,108	12,578	11,775
Noninterest expenses	14,392	14,380	14,309	28,772	28,647
Income before income tax expense	6,667	5,660	6,319	12,327	12,239
Income tax expense	1,767	1,284	1,407	3,051	2,717
Net income	$ 4,900	$ 4,376	$ 4,912	$ 9,276	$ 9,522

Per common share
Basic and diluted net income	$ .67	$ .59	$ .62	$ 1.26	$ 1.21
Cash dividend declared	.33	.33	.33	.66	.66

Averages
Loans, net of unearned interest	$ 1,297,789	$ 1,295,913	$ 1,255,692	$ 1,296,851	$ 1,227,574
Total assets	2,135,643	2,136,653	1,866,653	2,136,148	1,846,233
Deposits	1,531,628	1,520,542	1,467,546	1,526,085	1,459,898
Shareholders’ equity	173,584	171,234	180,626	172,409	179,222

Shares outstanding-basic	7,350	7,374	7,884	7,362	7,888
Shares outstanding-diluted	7,350	7,374	7,892	7,362	7,899

Return on average assets	.92%	.82%	1.05%	.87%	1.04%
Return on average equity	11.35%	10.28%	10.90%	10.82%	10.71%

			June 30, 2008	March 31, 2008	December 31, 2007
Cash and cash equivalents			$ 111,707	$ 159,882	$ 79,140
Investment securities			547,571	559,629	546,477
Loans, net of allowance of $14,965, $14,555, and $14,216			1,290,114	1,275,821	1,277,769
Other assets			172,951	163,045	164,861
Total assets			2,122,343	$ 2,158,377	$ 2,068,247

Deposits			$ 1,513,614	$ 1,541,112	$ 1,474,097
Federal funds purchased and other short-term borrowings			83,926	86,016	80,755
Other borrowings			327,957	325,117	316,309
Other liabilities			26,702	31,984	28,595
Total liabilities			1,952,199	1,984,229	1,899,756

Shareholders’ equity			170,144	174,148	168,491
Total liabilities and shareholders’ equity			$ 2,122,343	$ 2,158,377	$ 2,068,247

End of period book value per share[1]			$ 23.15	$ 23.69	$ 22.82
End of period share value			17.62	23.99	27.00
End of period dividend yield[2]			7.49%	5.50%	4.89%

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents annualized dividend declared divided by the end of period share value.

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